Exhibit 99.1

Press Release

July 31, 2013	Contact Information:

For Immediate Release	Mark Peterson
Senior Vice President and Chief Financial Officer
414.643.3739
Rexnord Corporation First Quarter Results for Fiscal 2014
Call scheduled for Wednesday, July 31, 2013 at 10:00 a.m. Eastern Time

MILWAUKEE, WI - July 31, 2013 NYSE:RXN
Consolidated Highlights

•	Net sales increased 3% (+3% core sales) to $509 million in the first quarter.

•	Income from operations increased 11% to $61 million year-over-year resulting in a 90 basis point increase in operating margin to 12%.

•	Reported net income from continuing operations increased to $14 million from a net loss of $1 million in the prior year; Adjusted net income increased 7% over the prior year to $24 million.

•	Diluted earnings per share from continuing operations was $0.14; first quarter adjusted earnings per share was $0.24.

•	Adjusted EBITDA in the first quarter was $93 million resulting in an adjusted EBITDA margin of 18.3%.

•	Total liquidity was $657 million ($335 million of cash plus $322 million of available borrowings).
Todd A. Adams, President and Chief Executive Officer, commented "We are pleased with the start to our fiscal year as core sales growth, earnings and free cash flow were slightly better than we anticipated going into our first quarter. Core sales in Process and Motion Control progressed to flat from down 4% in our fiscal 2013 fourth quarter reflecting the diversity of the platform and the stabilization in demand we are seeing in most of our end markets. Core sales in Water Management grew 8% year-over-year as our growth initiatives are driving market share gains in advance of the expected market recovery we see coming over the next couple of years. Looking ahead, we anticipate the global macro environment to remain somewhat muted but believe we can continue to outperform the market in both segments of our business while driving margin improvement and solid free cash flow."
Second Quarter and Fiscal 2014 Outlook and Guidance
Adams continued "Based on our first quarter results and latest outlook, we are increasing our full year core sales guidance to +2% to +4% and increasing the low end of our adjusted EPS range by $0.02 resulting in a full year EPS range of $1.12 to $1.18. With respect to our second quarter, we anticipate sales to be in the range of $510 million to $520 million and adjusted EPS in the range of $0.23 to $0.25 (35% discrete tax rate in the second quarter with full year guidance unchanged at 31 - 33%)."
First Quarter Fiscal 2014 Segment Highlights
Process & Motion Control
Process & Motion Control ("PMC") net sales were $315 million in the first quarter of fiscal 2014 and $314 million in the first quarter of fiscal 2013. Core net sales were flat year-over-year as sales growth in our food and beverage and non-US mining end-markets was offset by soft global demand in the majority of our remaining end-markets.
PMC Adjusted EBITDA in the first quarter was $71 million and Adjusted EBITDA as a percentage of net sales was 22.5% compared to 23.6% in the prior year first quarter. The current quarter margin reflects investments we have made to drive share gains in strategic geographies.

Water Management
Water Management net sales increased 8% from the prior year to $194 million in the first quarter of fiscal 2014. Core net sales increased 8% year-over-year as a result of market share gains in our Water Management end-markets and increased alternative market sales in our non-residential construction end-markets.
Water Management Adjusted EBITDA in the first quarter was $30 million and Adjusted EBITDA as a percentage of net sales was 15.3%, which is consistent with our fourth quarter 2013 margin on slightly lower seasonal sales.
Non-GAAP Financial Measures
The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.
Core Sales
Core sales excludes the impact of acquisitions, divestitures and foreign currency translation. Management believes that core sales facilitates easier comparisons of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar costs, gains or losses on divestitures, gains or losses on extinguishment of debt, the impact of inventory fair value adjustments in connection with purchase accounting, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share is based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.
EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our senior secured credit facilities, which is net income, adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.
About Rexnord
Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,300 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.
Conference Call Details
Rexnord will hold a conference call on Wednesday, July 31, 2013 at 10:00 a.m. Eastern Time to discuss its fiscal 2014 first quarter results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:
Domestic toll-free #: 877-261-8992
International toll #: 847-619-6548
Access Code: 35329598
A live webcast of the call will also be available on the investor relations section of the Company's website. Please go to the website (www.rexnord.com) at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.
If you are unable to participate during the live teleconference, a replay of the conference call will be available from 1:30 p.m. Eastern Time, July 31, 2013 until 11:30 p.m. Eastern Time, August 14, 2013. To access the replay, please dial 888-843-7419 (domestic) or 630-652-3042 (international) with access code 3532 9598#.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2013 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(in Millions, except share and per share amounts)
(Unaudited)

	First Quarter Ended
	June 29, 2013	June 30, 2012
Net sales	$508.7	$493.6
Cost of sales	326.8	314.9
Gross profit	181.9	178.7
Selling, general and administrative expenses	106.6	99.0
Zurn PEX loss contingency	—	10.1
Restructuring and other similar charges	1.8	1.6
Amortization of intangible assets	12.5	13.0
Income from operations	61.0	55.0
Non-operating (expense) income:
Interest expense, net	(35.0)	(38.3)
Loss on the extinguishment of debt	(4.0)	(21.1)
Other (expense) income, net	(6.2)	0.5
Income (loss) from continuing operations before income taxes	15.8	(3.9)
Provision (benefit) for income taxes	2.2	(3.2)
Net income (loss) from continuing operations	13.6	(0.7)
Loss from discontinued operations, net of tax	—	(1.5)
Net income (loss)	$13.6	$(2.2)
Non-controlling interest loss	(0.2)	—
Net income (loss) attributable to Rexnord	$13.8	$(2.2)

Net income (loss) per share from continuing operations:
Basic	$0.14	$(0.00)
Diluted	$0.14	$(0.00)
Net loss per share from discontinued operations:
Basic	$—	$(0.02)
Diluted	$—	$(0.02)
Net income (loss) per share attributable to Rexnord:
Basic	$0.14	$(0.02)
Diluted	$0.14	$(0.02)

Weighted-average number of shares outstanding (in thousands):
Basic	97,237	94,104
Effect of dilutive stock options	3,192	—
Diluted	100,429	94,104

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
First quarter
(in Millions, except share and per share amounts) (Unaudited)

	First Quarter Ended
	June 29, 2013	June 30, 2012
Net income (loss) attributable to Rexnord	$13.8	$(2.2)
Interest expense, net	35.0	38.3
Income tax provision (benefit)	2.2	(3.2)
Depreciation and amortization	27.5	28.1
EBITDA	78.5	61.0

Adjustments to EBITDA
Actuarial loss on pension and postretirement benefit obligation	—	0.2
Loss from discontinued operations, net of tax	—	1.5
Restructuring and other similar costs	1.8	1.6
Loss on the extinguishment of debt	4.0	21.1
Stock-based compensation expense	1.5	1.6
LIFO expense	1.0	0.9
Zurn PEX loss contingency	—	10.1
Other expense (income), net (1)	6.2	(0.5)
Subtotal of adjustments to EBITDA	14.5	36.5
Adjusted EBITDA	$93.0	$97.5

	First Quarter Ended
Adjusted Net Income and Earnings Per Share	June 29, 2013	June 30, 2012
Net income (loss) attributable to Rexnord	$13.8	$(2.2)
Loss from discontinued operations, net of tax	—	1.5
Restructuring and other similar costs	1.8	1.6
Loss on the extinguishment of debt	4.0	21.1
Stock-based compensation expense	1.5	1.6
LIFO expense	1.0	0.9
Actuarial loss on pension and postretirement benefit obligation	—	0.2
Zurn PEX loss contingency	—	10.1
Other expense (income), net (1)	6.2	(0.5)
Tax effect on above items	(4.0)	(11.6)
Adjusted net income	$24.3	$22.7

Weighted-average number of shares outstanding (in thousands)
Basic	97,237	94,104
Effect of dilutive stock options	3,192	4,941
Diluted	100,429	99,045

Adjusted earnings per share - diluted	$0.24	$0.23
Net income per share - diluted (in accordance with GAAP)	$0.14	$(0.02)

(1)
Other expense, net for the quarter ended June 29, 2013, consists of $3.4 million of costs attributable to our Board of Directors' review of strategic alternatives, foreign currency transaction losses of $2.8 million, $0.4 million loss on sale of property, plant and equipment and other miscellaneous income of $0.4 million. Other income, net for the quarter ended June 30, 2012, consisted of management fee expense of $15.0 million, foreign currency transaction losses of $4.8 million, gain on sale of property, plant and equipment of $4.2 million, a CDSOA recovery of $16.6 million and other miscellaneous losses of $0.5 million.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in Millions)
(Unaudited)

	First Quarter Ended
	June 29, 2013	June 30, 2012
Net income (loss) attributable to Rexnord	$13.8	$(2.2)
Other comprehensive (loss) income:
Foreign currency translation adjustments	(2.5)	(12.7)
Change in pension and other postretirement defined benefit plans, net of tax	(0.3)	0.3
Other comprehensive loss, net of tax	(2.8)	(12.4)
Non-controlling interest loss	(0.2)	—
Total comprehensive income (loss)	$10.8	$(14.6)

Rexnord Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in Millions, except share amounts)
(Unaudited)

	June 29, 2013	March 31, 2013
Assets
Current assets:
Cash and cash equivalents	$334.9	$524.1
Receivables, net	347.2	350.4
Inventories, net	340.0	326.2
Other current assets	48.3	46.4
Total current assets	1,070.4	1,247.1
Property, plant and equipment, net	404.8	410.7
Intangible assets, net	602.4	613.5
Goodwill	1,119.8	1,118.4
Insurance for asbestos claims	35.0	35.0
Other assets	45.9	49.1
Total assets	$3,278.3	$3,473.8
Liabilities and stockholders' equity
Current liabilities:
Current maturities of debt	$24.0	$169.3
Trade payables	203.5	208.3
Compensation and benefits	50.8	55.6
Current portion of pension and postretirement benefit obligations	5.7	5.7
Interest payable	17.0	48.1
Other current liabilities	107.0	121.2
Total current liabilities	408.0	608.2

Long-term debt	1,961.4	1,962.3
Pension and postretirement benefit obligations	168.8	170.8
Deferred income taxes	223.2	225.3
Reserve for asbestos claims	35.0	35.0
Other liabilities	39.9	43.7
Total liabilities	2,836.3	3,045.3

Stockholders' equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued: 98,210,746 at June 29, 2013 and 98,108,438 at March 31, 2013	1.0	1.0
Additional paid-in capital	786.3	784.0
Retained deficit	(297.7)	(311.5)
Accumulated other comprehensive loss	(41.5)	(38.7)
Treasury stock at cost; 900,904 shares at June 29, 2013 and March 31, 2013	(6.3)	(6.3)
Total Rexnord stockholders' equity	441.8	428.5
Non-controlling interest	0.2	—
Total stockholders' equity	442.0	428.5
Total liabilities and stockholders' equity	$3,278.3	$3,473.8

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in Millions)
(Unaudited)

	Three Months Ended
	June 29, 2013	June 30, 2012
Operating activities
Net income (loss)	$13.6	$(2.2)
Adjustments to reconcile net income (loss) to cash used for operating activities:
Depreciation	15.0	15.1
Amortization of intangible assets	12.5	13.0
Amortization of deferred financing costs	1.0	1.0
Loss (gain) on dispositions of property, plant and equipment	0.4	(4.2)
Deferred income taxes	0.8	(16.9)
Other non-cash charges	1.4	13.2
Loss on debt extinguishment	4.0	21.1
Stock-based compensation expense	1.5	1.6
Changes in operating assets and liabilities:
Receivables	(2.8)	10.4
Inventories	(12.8)	(18.7)
Other assets	(2.7)	(4.4)
Accounts payable	(5.8)	(24.4)
Accruals and other	(53.4)	(42.5)
Cash used for operating activities	(27.3)	(37.9)

Investing activities
Expenditures for property, plant and equipment	(7.8)	(14.4)
Acquisition, net of cash	(4.4)	—
Proceeds from dispositions of property, plant and equipment	—	4.6
Cash used for investing activities	(12.2)	(9.8)

Financing activities
Proceeds from borrowings of long-term debt	—	0.5
Repayments of long-term debt	(1.9)	(302.5)
Proceeds from borrowings of short-term debt	5.3	—
Repayments of short-term debt	(150.6)	(0.4)
Payment of deferred financing fees	(1.1)	(0.3)
Payment of early redemption premium on long-term debt	—	(17.6)
Net proceeds from issuance of common stock	—	458.3
Proceeds from exercise of stock options	0.3	0.7
Third party investment in non-controlling interest	0.4	—
Excess tax benefit on exercise of stock options	0.5	7.6
Cash (used for) provided by financing activities	(147.1)	146.3
Effect of exchange rate changes on cash and cash equivalents	(2.6)	(3.7)
(Decrease) increase in cash and cash equivalents	(189.2)	94.9
Cash and cash equivalents at beginning of period	524.1	298.0
Cash and cash equivalents at end of period	$334.9	$392.9

Rexnord Corporation and Subsidiaries
Supplemental Data
(in Millions)
(Unaudited)

	Fiscal 2014
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$314.6				$314.6
Water Management	194.1				194.1
Corporate	—				—
Total	$508.7				$508.7

Adjusted EBITDA
Process & Motion Control	$70.8				$70.8
Water Management	29.7				29.7
Corporate	(7.5)				(7.5)
Total	$93.0				$93.0

Adjusted EBITDA %
Process & Motion Control	22.5%				22.5%
Water Management	15.3%				15.3%
Total (including Corporate)	18.3%				18.3%

	Fiscal 2013
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$313.9	$309.1	$302.9	$340.2	$1,266.1
Water Management	179.7	190.4	168.8	200.1	739.0
Corporate	—	—	—	—	—
Total	$493.6	$499.5	$471.7	$540.3	$2,005.1

Adjusted EBITDA
Process & Motion Control	$74.2	$77.7	$74.9	$89.0	$315.8
Water Management	29.3	30.5	23.7	30.7	114.2
Corporate	(6.0)	(7.7)	(6.6)	(4.7)	(25.0)
Total	$97.5	$100.5	$92.0	$115.0	$405.0

Adjusted EBITDA %
Process & Motion Control	23.6%	25.1%	24.7%	26.2%	24.9%
Water Management	16.3%	16.0%	14.0%	15.3%	15.5%
Total (including Corporate)	19.8%	20.1%	19.5%	21.3%	20.2%